EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement Form S-8 (No. 333-192735) of Harris Corporation of our report dated June 26, 2014 relating to the financial statements and supplemental schedule of the Harris Corporation Retirement Plan as of and for the year ended December 31, 2013, which appears in this Form 11-K.

/s/ Carr, Riggs & Ingram, LLC

Melbourne, Florida

June 26, 2014